Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

BridgeBio Pharma, Inc.

(Exact name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, 2021 Amended and Restated Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	7,531,278 (3)	$9.19	$69,212,444.82	$0.00011020	$7,627.21

Total Offering Amounts					$69,212,444.82		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$7,627.21

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market on January 31, 2023.

(3)

Represents 7,531,278 additional shares of common stock that were automatically added to the shares authorized for issuance under the 2021 Amended and Restated Stock Option and Incentive Plan (the “2021 Plan”) on January 1, 2023, pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to the provision contained in the 2021 Plan, on January 1, 2022 and each January 1 thereafter, the number of shares authorized for issuance under the 2021 Plan is automatically increased by 5% of the outstanding number of shares of common stock on the immediately preceding December 31 or such lesser amount of shares as determined by the administrator of the 2021 Plan.